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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") executed on May 26, 2006, by and between Diverse Media Group Corp., a Utah corporation, (the "Company"), and Christopher Nassif ("Executive"). The Company desires to employ the services of Executive on the terms and subject to the conditions of this Agreement, and Executive desires to accept such employment.

         In consideration of the terms and mutual covenants contained in this Agreement, the Company and Executive agree as follows.

         1. Employment. The Company hereby engages the services of Executive as the co-founder of the Talent Division of the Company and the Talent Division President of the Company directly responsible for the Talent and Production divisions of the Company to perform those duties delegated by the Board of Directors of the Company (the "Board") and all other duties consistent with such description, and Executive hereby accepts such employment. Executive shall have mutual approval on all public relations and similar communications relating to the Talent Division & productions by the Company. During the term of this Agreement, Executive shall perform such additional or different duties and accept appointment to such additional or different positions of the Company as may be specified by the Board, provided that such duties are consistent with his title. Executive shall perform his obligations to the Company pursuant to this Agreement under the direction of the Company, and Executive shall devote his full time and reasonable efforts to such performance. Notwithstanding the above, the Company acknowledges that Executive is also the Chairman & CEO of Diverse Talent Group ("DTG"), which is providing services to the Company pursuant to an Assignment and Exclusive Services Agreement effective April 1, 2006, and Executive will divide his time between the Company and DTG.

         2. Term. This Agreement shall be effective as of _______, 2006 (the "Effective Date") and shall continue until March 31, 2011, unless sooner terminated by either party as provided in Section 7 hereof. Thereafter, this Agreement shall be automatically renewed on a year-to-year basis after the expiration of the initial or any subsequent term of this Agreement unless terminated by either party as provided in Section 7 hereof.

         3.       Compensation.

                  (a) For services rendered pursuant to this Agreement, Executive shall receive, commencing on the Effective Date, the following compensation on the following terms:

                           (i)      The Company shall cause CirTran to issue
Executive options to purchase a total of 2,500,000 shares of the CirTran's common stock. Of these, options for 500,000 shares will be issued pursuant to CirTran's 2004 Stock Plan and options for the remaining 2,000,000 shares will be issued pursuant to CirTran's 2006 Stock Plan. Such options shall be exercisable at $.045 per share and expire five years after the date of grant. The options



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will vest 20% on the date of grant, which shall be the date of this Agreement, and an additional 20% shall vest on each of the next four anniversaries of the date of this Agreement, subject to continued employment by the Company of Executive. Such terms shall be set forth in a stock option contract and shall be subject to such other terms and conditions as may be determined by the board of directors of CirTran, or a committee thereof.

                           (ii)     For purposes of this Agreement, "New
Business" shall mean new business opportunities generated for the Company through the personal efforts and contacts of Executive, such as product manufacturing agreements, product endorsement agreements and _______. New Business does not include talent representation of the type previously conducted by DTG nor does it include the extension of any existing agreements to derivative or next generation products. To qualify as New Business, Executive must notify the Company prior to the Company entering into any binding commitments that the proposed transaction is intended to be New Business and the Board and CirTran must expressly accept the proposed transaction as New Business. Executive will use his best efforts to generate New Business. Executive shall receive 5.0% of the gross margin actually received by the Company from such New Business, net of discounts and returns, as applicable (the "New Business Payments"). The New Business Payments will continue during the entire period that the Company is receiving gross margin from the New Business, except as otherwise provided herein. Due to the potential variety of transactions which may constitute New Business, the Board, in its sole discretion, will determine how gross margin will be defined on a transaction by transaction basis. If Executive has so requested in his notice of potential New Business, and subject to compliance with applicable securities laws, the Company shall cause its parent, CirTran Corporation ("CirTran") to provide up to 50% of the New Business Payments due Executive under this paragraph 3(a)(ii) to be payable in the form of restricted common stock of CirTran valued at the trading price of Cirtran's stock on its principal market. New Business Payments not payable in stock will be paid by the 15th of each month with respect to gross margin received in the prior calendar month.

                           (iii)    All options and shares of common stock shall
be subject to such other terms and conditions as may be determined by the board of directors of CirTran or a committee thereof when and if such options or shares of common stock are issued to Executive.

                  (b) At the first Board of Directors meeting following the execution of this Agreement, the Company's Board of Directors will appoint Executive to the Company's Board and Executive agrees to serve as a director of the Company. Executive will not receive any additional compensation for his service as a director. In the event that this Agreement terminates for any reason, Executive shall immediately resign from the Board of Directors if he is then serving.

         4. Employment Benefits. The Company shall not provide Executive employee benefits, it being understood that he will receive benefits through DTG.

         5. Expenses. The Company will reimburse Executive for reasonable expenses pre approved in writing by the Board and incurred in connection with its business in accordance with policies established by the Company.


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         6.       Termination. Executive's employment by DMG and this Agreement will terminate upon the first to occur of the following:

                  (a) Termination by the Company for "cause," as determined by the Board. For the purposes of this Section 6(a), "cause" shall mean:

                           (i)      misfeasance or negligence in the performance
of his duties hereunder;

                           (ii)     engagement by Executive in dishonest or
illegal conduct; or

                           (iii)    conviction of a felony.


                  (b) Termination by the Company in the event of Executive's disability. "Disability" will be deemed to exist if Executive has substantially failed to perform the essential functions of his duties hereunder for 180 consecutive days (notwithstanding reasonable accommodation by the Company) for reasons of mental or physical health, or if a physician selected in good faith by the Company examines Executive (and Executive hereby agrees to permit such examinations at the Company's expense) and advises the Company that Executive will not be able to perform the essential functions of his duties hereunder for the following 180 consecutive days. If the Company terminates Executive's employment for Disability, Executive shall receive (i) New Business Payments, as they come due, with respect to New Business for which the Company had contractual rights at the time of termination, and (ii) any other compensation due under this Agreement through the date of termination. Except for the survival of the New Business Payments as set forth in the preceding sentence, the Company will have no further obligation under this Agreement at that time

                  (c) Executive's death. In the event of Executive's death, Executive's estate shall be entitled to continue to receive New Business Payments, as they come due, with respect to New Business for which the Company had contractual rights at the time of Executive's death. Executive's estate shall receive any other compensation due under this Agreement through the date of death. All of Company's other obligations under this Agreement shall terminate immediately.

                  (d) Survival of New Business Payments. Executive' s right to continue to receive New Business Payments shall terminate upon a termination of this Agreement (i) by the Company for cause as described in Section 6(a),
(ii) by the Executive, unless Executive terminates due to the Company's material breach and after giving the Company notice of such breach and a reasonable opportunity to cure.

         7. Notice of Termination. Any termination of Executive's employment under this Agreement, except for termination for "cause" shall be communicated by a written Notice of Termination (the "Notice") to the other party hereto, which Notice shall specify the particular termination provision in this Agreement relied upon by the terminating party and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for


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termination under such provision. Any such Notice to the Company shall be delivered to the Company's president or personnel director at its principal place of business. Any such Notice to Executive shall be delivered personally to Executive or delivered to his residence address listed in the Company's personnel records.

         8. Agreement Not to Solicit Employees, Customers, or Others. Executive covenants and agrees that, for a period of two years after this Agreement is terminated, he will not, directly or indirectly, (i) solicit, induce or hire away, or assist any third party in soliciting, diverting or hiring away, any employee of the Company, whether or not the employee's employment is pursuant to a written agreement and whether or not such employment is for a specified term or is at will, or (ii) induce or attempt to induce any customer, supplier, dealer, lender, licensee, consultant or other business relation of the Company to cease doing business with the Company.

         9. Ownership, Non-Disclosure and Non-Use of Confidential or Proprietary Information.

                  (a) Executive covenants and agrees that while he is employed by the Company and after the termination of his employment he will not, directly or indirectly,

                           (i)      give to any person not authorized by the
Company to receive it or use it, except for the sole benefit of the Company, any of the Company's proprietary data or information whether relating to products, ideas, designs, processes, research, marketing, customers, management know-how, or otherwise; or

                           (ii)     give to any person not authorized by the
Company to receive it any specifications, reports, or technical information or the like owned by the Company; or

                           (iii)    give to any person not authorized by the
Company to receive it any information that is not generally known outside the Company or that is designated by the Company as limited, private, or confidential.

                  (b) Executive covenants and agrees that he will keep himself informed of the Company's policies and procedures for safeguarding the Company property including proprietary data and information and will strictly comply therewith at all times. Executive will not, except when authorized by the Company, remove any Company property from the Company's premises. Executive will return to the Company immediately upon termination of his employment all Company property in his possession or control.

         10. Complete Agreement. This Agreement and the Assignment and Exclusive Services Agreement between the Company, Executive and DTG embody the complete agreement and understanding between the parties and supersedes any prior understandings, agreements or representations by or among the parties, whether written or oral, concerning the subject matter hereof in any way.


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         11.      Amendments; Waivers. This Agreement may not be amended except by a writing signed by both the Company and Executive. Any waiver by a party hereof of any right hereunder shall be effective only if evidenced by a signed writing, and only to the extent set forth in such writing.

         12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs and assigns, except that Executive may not assign any of his obligations hereunder without the prior written consent of the Company.

         13. Remedies. Each of the parties to this Agreement will be entitled to specifically enforce its rights under this Agreement, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Furthermore, Executive agrees that any right to receive New Business Payments following termination of this Agreement is conditioned on Executive's compliance with Sections 8 and 9, and upon any material breach thereof by Executive the Company shall be entitled to cease all further payment of New Business Payments.

         14. Notices. Any notice to be given hereunder shall be in writing and shall be effective when personally delivered or sent to the other party by registered or certified mail, return receipt requested, or overnight courier, postage prepaid, or otherwise when received by the other party, at the address set forth at the end of this Agreement.


         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above to be effective as of the Effective Date.

                               DIVERSE MEDIA GROUP CORP.



                               By:  /s/
                                    -------------------------------------
                                    Name:  Iehab Hawatmeh
                                    Title: Chairman
                                    Address: 1875 Century Park East, Suite 1790
                                             Los Angeles, CA  90067


                               EXECUTIVE:


                                    /s/
                                    -------------------------------------
                                    Christopher Nassif
                                    Address:  [c/o Diverse Talent Group]
                                              1875 Century Park East, Suite 2250
                                              Los Angeles, CA  90067



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